Exhibit 2: Plan of acquisition, reorganization, arrangement, liquidation or succession



                                                June 30, 1998



Joseph W. Luik
Senior Managing Director
Teachers Insurance and Annuity
 Association of America
730 Third Avenue
New York, NY  10017

               Re: Purchase of The Rouse Company or its designated affiliate or subsidiary (collectively, "TRC") of certain of the interests of Teachers Properties, Inc. ("TPI") in Rouse-Teachers Properties, Inc. ("Rouse-Teachers")
                    ------------------------------------------------------------


Dear Joe:

Subject to the terms and conditions of this letter, TRC agrees to enter into the transactions contemplated by this letter agreement concerning certain of TPI's interests in Rouse-Teachers and its affiliated partnerships (including the partnership interests owned by Hunt Valley Title Holding Corporation, a wholly owned subsidiary of Rouse-Teachers). For purposes of this letter agreement, (i) the term "Sale Properties" shall mean the income producing properties, and certain undeveloped land, currently owned by Rouse-Teachers and such affiliates, all as such real property is identified on Attachment I hereto (the "Sale
                                           ------------
Properties") and (ii) the term "RTPI" shall mean Rouse-Teachers, Hunt Valley Title Holding Corporation, and all of the partnerships and corporations owned by Rouse-Teachers and Hunt Valley Title Holding Corporation.

Structure of
Transaction:        All of the assets owned by RTPI other than the Sale
-----------         Properties (the "Retained Properties") first will be
                    distributed down to a newly-formed, wholly owned subsidiary of RTPI ("LandCo"). RTPI will then convey 95% of the stock of LandCo to TPI and 5% of the stock of LandCo to The Rouse
                    Company or a designee of The Rouse Company which is satisfactory to TPI. TPI will sell to TRC all of its stock in Chesapeake Investors, Inc., the parent of RTPI. It is the intent of the parties to minimize taxes to the extent possible, and the structure of the transaction will be subject to revision in order to achieve that goal.

LandCo:             TPI and TRC will continue their respective 95% and 5%
------              ownership interests in LandCo. The Management Agreement
                    between RTPI and TRC will be terminated. TPI and TRC will enter into an agreement patterned on the existing
                    Shareholder's Agreement (including appropriate provisions from the Management Agreement) to govern their relationship as shareholders of LandCo. TRC will agree to manage LandCo for a reimbursement of costs only. The land operations specifically related to LandCo will be separated from the RTPI operations as of the closing date.

Gross Value:        The agreed upon gross value of the income-producing
-----------         properties to be transferred is $367 million and the agreed upon gross value for the undeveloped land is $8 million.

Proceeds:           The sale of assets, net of existing debt, will result in
--------            proceeds to TPI before closing costs of $260,854,672, all as more completely described on Attachment 2 made a part
                                                 ------------
                    hereof.

Payment of
Proceeds:           TPI will receive at closing (i) $53 million in cash, (ii)
--------            $100 million in Common Stock of The Rouse Company, (iii) a promissory note in the amount of $49,854,672 secured by a
                    deed of trust on properties to be identified, and (iv) a
                    promissory note, which shall be (1) rated not less than
                    investment grade by a rating agency satisfactory to TPI, (2)
                    registered under the Securities Act of 1933, as amended,
                    with the Securities and Exchange Commission, and (3)
                    executed by The Rouse Company in the amount of $58 million.
                    TPI may elect to have Teachers Insurance and Annuity
                    Association of America ("TIAA") or any other affiliate of
                    TPI be the original lender with respect to the loans
                    referred to in clauses (iii) and (iv) above (such loans, the
                    "New Loans"). The specifics of the payment of proceeds are more particularly set forth on Attachment 3 made a part
                                                   ------------
                    hereof. The pro-rations to be effected as of the closing
                    date shall hereafter be negotiated in good faith by the
                    parties. Subject in all respects to the parties subsequent agreement as to all pro-rations, certain aspects of such
                    pro-rations shall be reflected as set forth on Attachment 4
                                                                   ----------
                    made a part hereof. In order to assist TPI in the evaluation of issues concerning pro-rations, TRC agrees to provide to TPI, within thirty (30) days after the date that both parties have executed and delivered to each other this letter agreement (such date of execution and delivery, the "Execution Date"), two separate estimates by TRC as to all of the pro-rations which would be appropriate for a closing of this transaction, one of which shall assume an October
                    31, 1998 closing and the other of which shall assume a December 31, 1998 closing.

Limitation On
Sale of Stock:      In order to maintain a stable market in Rouse Common stock,
-------------       TPI will agree to sell no more than 1/3 of the holdings in the six months after closing, and no more than an aggregate of 2/3 within one year after closing. Such limitations shall not apply by transfers to affiliates of TPI.

Closing:            Closing is expected to occur on or about October 31, 1998,
-------             but in no event shall the closing occur later than December
                    31, 1998. The parties agree that, on or prior to September
                    1, 1998, they shall establish a closing date.

Conditions
Precedent:          Each party's obligations hereunder are expressly conditioned
---------           upon the approval of the transactions contemplated herein by all relevant TRC, TPI and RTPI Boards and Committees by September 25, 1998 (collectively, "Board Approval"). TRC and
                    TPI shall notify the other party promptly in writing upon receipt of Board Approval. If either party does not obtain
                    Board Approval by September 25, 1998, the other party may terminate this letter agreement.

Representations
and Warranties:
Due Diligence:      TRC will neither conduct any due diligence nor require TPI
-------------       to make any representations or warranties with regard to the assets being conveyed or any other aspects of the transactions contemplated hereby.

Costs and Expenses: The transaction has been structured to minimize transfer ------------------ taxes. To the extent incurred, transfer taxes will be split
                    50%- 50%. Each party will pay its own costs in connection with the transaction, including its own legal fees, except that TRC shall pay all reasonable costs and expenses in connection with the New Loans comprising a portion of the purchase price, including, legal fees and expenses for the New Loans, deed of trust recording taxes, and fees and costs of rating and registering The Rouse Company's promissory note.

Documentation:      TRC will take the responsibility for preparing the necessary
-------------       documentation, subject to TPI's approval, except that TPI
                    will prepare the documents for the deed of trust loan, which will be based on the TIAA forms used for the most recent deed of trust or mortgage loan transaction consummated between TIAA and an affiliate of TRC. The transaction will be subject to each party's review and approval of all of the documentation.

Maryland Casualty
Litigation:         TPI will have full authority to control and settle the
----------          litigation. TRC will continue to make its personnel
                    available for the conduct of the litigation, and TRC will cooperate with TPI in all aspects of the litigation. Any post-closing litigation costs, settlement or judgment will be paid 95% by TPI and 5% by TRC. An appropriate indemnification agreement from LandCo will be drafted to indemnify RTPI from losses resulting from the Maryland
                    Casualty case.

Syndication Deficit
Account:            The parties agree that as of the date of closing, each
-------             party's balance in the Syndication Deficit Account shall be zero.

Interim
Transactions:       The parties agree that any proposed sale by RTPI of any of
------------        the Sale Properties prior to the closing contemplated by
                    this letter agreement shall be dealt with pursuant to the provisions of the Management Agreement, provided that (i) all proceeds of any such sale which is consummated after the closing hereunder shall belong to TRC and (ii) TRC shall be solely responsible for any costs or expenses in connection with any such sale.

Governing Law:      This letter agreement, and the rights and obligations of the
-------------       parties shall be construed in accordance with New York law
                    (without regard to New York's principles of conflicts of laws).

Use of Name:        Immediately after closing, the name "Teachers" shall be
-----------         deleted from all entities owned by TRC, including Rouse-
                    Teachers, and TRC shall agree to communicate the change of affiliation to third parties.

Date of Agreement:  This letter agreement shall become effective as of the
-----------------   Execution Date.

This letter agreement shall constitute a binding obligation of each of the parties herein, subject to the fulfillment of the conditions precedent set forth herein and subject to each party's review and approval of all necessary documentation. While it is not contemplated that a Stock Purchase Agreement will be required, at the request of either TRC or TPI on or before July 31, 1998, TRC and TPI agree to negotiate in good faith to reach a Stock Purchase Agreement between them as soon as possible.

Please execute this letter where indicated below to evidence TPI's agreement to the terms and conditions in this letter agreement and return a fully-executed and dated original to me by telecopy (410) 992-6135 and by overnight mail.

                                                     Very truly yours,

                                                     /s/  Douglas A. McGregor

                                                     Douglas A. McGregor



Agreed to and accepted this 30th day of June, 1998

TEACHERS PROPERTIES, INC.


By:  /s/   Joseph W. Luik
     ------------------------
     Joseph W. Luik
     Senior Managing Director


cc:  Duke S. Kassolis
     Robert Y. McCarter

                                  ATTACHMENT 1
                                  ------------

                        Rouse-Teachers Properties, Inc.
                            Properties in Operation
                                  May 29, 1998

                                                        Total
                                                     Gross Square          # of
Property                                               Footage           Buildings
--------                                             ------------        ---------
North Baltimore
---------------
Schilling Plaza North                                      98,786            1
Schilling Plaza South                                     108,478            1
Centerpointe                                              126,624            1
One Hunt Valley                                           212,958            1
201 International Circle                                   78,664            1
Hunt Valley Office 43                                      55,249            1
Loveton Center 9                                           52,456            1
                                                          -------
  Subtotal North Baltimore Office                         733,215            7

Hunt Valley Business Community:  (Industrial)
---------------------------------------------
   Building 5                                              41,100            1
   Building 12                                             68,387            1
   Building 25                                             64,100            1
   Building 32                                             46,851            1
   Building 35                                             29,790            1
   Building 36                                             72,200            1
   Building 39                                             14,880            1
   Building 44                                             24,060            1
   Building 46                                             48,940            1
   Building 49                                             78,546            1
   Building 53                                             69,200            1
   Building 55                                             67,934            1
   Building 55A                                            67,953            1
   Building 70                                             72,676            1
   Building 72                                             72,230            1
   Building 99                                            108,300            1
                                                          -------
  Subtotal North Baltimore Industrial                     947,147           16

Pulaski Industrial Park:
------------------------
   Building 11                                            156,800            1
                                                          -------
  Subtotal Pulaski Industrial                             156,800            1

Total North Baltimore and Pulaski                       1,837,162           24
                                                        ---------

                                                          Total

                            -----------------------

                                                     Gross Square               # of
Property                                               Footage               Buildings
--------                                             ------------            ---------
Pennsylvania
------------
Senate Plaza (Camp Hill, PA)                            230,675                    1
                                                        -------

Baltimore
---------
Rutherford Business Center:  (Industrial)
   Building 4                                            46,975                    1
   Building 5                                            74,520                    1
   Building 6                                            65,675                    1
   Building 10                                           84,955                    1
   Building 12                                           58,600                    1
   Building 29                                           59,200                    1
   Building 30                                           59,055                    1
   Building 46                                           38,930                    1
   Building 60                                           83,435                    1
                                                        -------
  Subtotal Rutherford Industrial                        571,345                    9

Triangle Business Center                                 74,300                    4
Parkview                                                 58,321                    4
Ambassador Center                                        82,750                    4
15-17 Governor's Court                                   29,220                    2
21 Governor's Court                                      56,100                    1
                                                        -------
  Subtotal Baltimore Office                             300,691                   15

Total Rutherford                                        872,036                   24
                                                        -------

Columbia
--------
Rivers Park I & II                                      306,400                    6
Owen Brown I                                             45,700                    1
Sieling Tech Center                                      76,350                    1
                                                        -------
Total Columbia                                          428,450                    8
                                                        -------

Inglewood
---------
Inglewood Office Center I                               106,000                    1
Inglewood Office Center II                              116,242                    1
Inglewood Tech Center I                                  51,670                    1
Inglewood Tech Center II                                 61,490                    1
Inglewood Tech Center III                                50,500                    1
Inglewood Tech Center IV                                 74,625                    1
Inglewood Tech Center V                                  78,665                    1
                                                        -------

Total Inglewood                                         539,192                    7
                                                        -------

                            -----------------------

                                                 Gross Square         # of
Property                                           Footage          Buildings
--------                                         ------------       ---------
Silver Spring
-------------
Silver Spring (O)                                      639,925          3
Metro Plaza (R)                                         48,192
                                                     ---------

Total Silver Spring                                    688,117          3
                                                     ---------

Baltimore
---------
Lessor's Interest in Sheraton Parking Garage

          GRAND TOTAL                                4,595,632         67
                                                     ---------

                            -----------------------

                                 Land Parcels
                                 ------------

Property                                            Salable Acres
--------                                            -------------

Inglewood South 25, 26, 30                              14.10
Inglewood South 27                                       3.60
Inglewood South 31, 32, 35                              10.50
Inglewood South 39                                      10.40
Inglewood South 42                                       4.10
Inglewood South 43                                       3.70
Inglewood South 44                                       2.80
Inglewood South 45                                       3.10
Inglewood South 48                                       1.20
Inglewood South 49                                       2.80
Inglewood South 51                                       3.00
Inglewood South 52                                       1.10
                                                       ------
                                                        60.40

High Pointe I, Shawan Lot 8                              7.05
High Pointe II, Shawan Lot 9                             7.05
                                                       ------
                                                        14.10

Loveton 10                                               3.00
Loveton 11                                               3.00
                                                       ------
                                                         6.00

Rutherford 45                                            2.05
Rutherford 54                                            1.40
                                                       ------
                                                         3.45

Rivers C4                                                3.50

International Trade Lot 8                               11.90

Hunt Valley Lot 57                                       7.30
                                                       ------

TOTAL OTHER LAND                                       106.65
                                                       ======

                                 ATTACHMENT 2
                                 ------------


                        Rouse-Teachers Properties, Inc.
                       Sale of Income Property Portfolio



Income Properties                $367,000,000.00
Selected Land Assets                8,000,000.00
                                 ---------------
Total Price                       375,000,000.00
Existing Debt (12/31/98)          103,574,030.00
                                 ---------------
                                 $271,425,970.00

Teachers 95% share               $257,854,672.00
Additional Purchase Amount          3,000,000.00
                                 ---------------
                                 $260,854,672.00

Cash                             $ 53,000,000.00
TRC Common Stock                  100,000,000.00
Note Secured by Deed of Trust      49,854,672.00
Ratable Note                       58,000,000.00
                                 ---------------

TOTAL                            $260,854,672.00

                                 ATTACHMENT 3
                                 ------------



Stock Valuation:   The number of shares of Common Stock of The Rouse
---------------    Company representing the $100 million in Common Stock will be computed based on the average closing price for Common Stock of The Rouse Company based on the five business days immediately preceding the closing date.

Mortgage Debt:     The following has been agreed to with respect to the
-------------      $49,854,672 mortgage debt: (i) the promissory note will be executed or guaranteed by RTPI; (ii) the term will be ten years, but calculated on a 25-year amortization schedule;
                   (iii) the interest rate will be 130 points above the ten year treasury yield as of the close of business on the Execution
                   Date; (iv) RTPI will present three or more properties to TPI to serve as security for the promissory note, which properties (a) will have an aggregate value of not less than $71 million, representing a 70% loan to value ratio, (b) will comply with TIAA's current mortgage underwriting standards and (c) will otherwise be satisfactory to TPI in all respects; (v) TRC will be responsible for the costs of recordation; however, TPI agrees to cooperate reasonably with RTPI to minimize transfer and recordation taxes (including, but without limitation, consideration by TPI of possible structuring the transaction as an indemnity deed of trust);
                   and (vi) TRC shall comply with all of the requirements and conditions of TIAA's standard loan application/commitment.

Promissory Note:   The following has been agreed to with respect to the
---------------    $58,000,000 promissory note: (i) the promissory note will be executed by TRC; (ii) the term will be ten years and shall not be amortized; (iii) the interest rate will be 150 basis points above the ten year treasury yield as of the close of business on the Execution Date; and (iv) the promissory note will be rated not less than investment grade by a rating agency satisfactory to TPI, and will be registered under the Securities Act of 1933, as amended, with the Securities and Exchange Commission. TRC will be responsible for the costs of obtaining such rating and registration.

                                  ATTACHMENT 4
                                  ------------

Proceeds to TPI shall be adjusted as follows:

1. All 1998 operating cash flow (including land operations) through the date of closing will be distributed to the venture partners.

2.   TPI will receive distributions to be determined, including:

     i. 95% of the remaining principal balance and interest due on the MIE Development promissory note for the International Trade Center;

     ii. 95% of all escrow accounts with lenders, prepaid real estate taxes, and other prepaid items, in each case, adjusted to the date of closing;

     iii. 95% of tenant accounts receivable (net of reserves for doubtful accounts) and other accounts receivable; and

     iv. 95% of all cash balances or other investments (excluding the Sale Properties).

3.   The amount to be distributed to TPI will take into account the following:

     i. 95% of the $8,616,000 for the capital and tenant improvements budgeted for 1998 and approved by the Board of Directors;

     ii. All distributions to TPI from January 1, 1998, through the date of closing; and

     iii. 95% of any rent accruing after the date of closing, but received prior to the date of closing.

4. Subsequent to the closing date, and as received, 95% of proceeds from notes receivable that relate to periods prior to closing shall be paid to TPI.

5. All pro-rations shall be subject to a post-closing audit, with procedures governing appropriate adjustments to be negotiated. TPI shall have the right to conduct such audit, at TPI's expense, provided that TPI notifies The Rouse Company, within one year after the closing, that TPI will be commencing such audit.